Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2020

Wellesley, Mass.—(PR NEWSWIRE)—April 23, 2020—Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”), reported net income of $1.5 million for the quarter ended March 31, 2020. These results compare to net income of $1.3 million for the quarter ended March 31, 2019. The results for the quarter represent an increase of 18.4% as compared to the prior year first quarter results.

Diluted earnings per share were $0.60 for the quarter ended March 31, 2020. Total assets were $960.9 million at March 31, 2020, an increase of $15.7 million, or 1.7%, from December 31, 2019 as net loans increased $21.1 million, funded by an increase in FHLB borrowings and use of cash and short-term investments.

Thomas J. Fontaine, President and Chief Executive Officer, said, “I am proud of the way Wellesley Bank has continued to perform in these uncertain and disruptive markets and economic environments due to COVID-19. We have made the necessary operating adjustments to protect the health and safety of our employees and clients, while continuing to serve our clients’ financial needs. ”

First Quarter Earnings

Net income totaled $1.5 million for the three months ended March 31, 2020, an increase of $239 thousand or 18.4% as compared to $1.3 million for the three months ended March 31, 2019. For the three months ended March 31, 2020, net interest income increased $809 thousand and non-interest income increased $374 thousand, offset by, the provision for loan losses increased $315 thousand, and non-interest expenses increased $468 thousand from the same period in the prior year and the provision for income taxes increased by $161 thousand.

Net Interest Income. Net interest income increased $809 thousand, or 12.6%, to $7.2 million for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019. This increase was driven by the growth of our loan portfolio along with a decrease in deposit balances and lower interest rates on deposits. The yield on earning assets for the three months ended March 31, 2020 was 4.40%, a decrease of three basis points from the comparable three months in 2019. Deposit and borrowing average rates were 1.61% for the first quarter 2020, a decrease of 14 basis points from the first quarter 2019. The net interest margin was 3.15% and 3.02% for first quarters 2020 and 2019, respectively.

Loan Loss Provision. Provision expense was $555 thousand for the three months ended March 31, 2020, an increase of $315 thousand from the comparable three months in 2019. The additional provision is in anticipation of the economy slowing in coming quarters associated with the COVID-19 outbreak and the assumption that U.S. and local gross domestic product will fall and unemployment will rise. It is important to note that no charge-offs were taken in the first quarter. A specific reserve of $350 thousand that was established at the end of 2019 was reversed when the related loan paid off in the first quarter.

Non-Interest Income. Non-interest income totaled $1.1 million for the three months ended March 31, 2020, an increase of $374 thousand, or 54.8%, compared to the prior year period. Income from customer interest rate swaps increased $283 thousand associated with commercial and industrial (“C&I”) lending activity in the first quarter 2020. Income of $160 thousand was realized due to the merger of two deposit insurance funds. Somewhat offsetting these increases, wealth management fees decreased by $69 thousand to $365 thousand in the three months ended March 31, 2020. Total assets under management (“AUM”) at Wellesley Investment Partners, including the Bank’s investment portfolio, were $332.9 million at March 31, 2020, as compared to $419.5 million at December 31, 2019. The decline in AUM is due to a recent decline in market values along with a reduction in the Bank’s investment portfolio.

Non-Interest Expenses. Total non-interest expenses were $5.6 million for the three months ended March 31, 2020, an increase of $468 thousand, or 9.2%, compared to the prior year period. Salaries and benefits increased $156 thousand to $3.2 million for the three months ended March 31, 2020 as compared to the same period ended March 31, 2019. The increase is due to various employee benefit increases and promotions over the past year. Professional fees increased $308 thousand due mainly to higher corporate legal expenses and professional fees associated with the pending merger with Cambridge Bancorp. Occupancy expense increased $111 thousand, or 13.8% as compared to the same period in 2019 mainly due to normal increases in rent expense and additional space taken at our home office facility. FDIC insurance costs increased $45 thousand primarily due to higher assessment balances and rates. Other general and administrative expenses decreased $157 thousand due to a decline in advertising and various efforts to contain discretionary expenses.

Income Tax Provision. Income tax provision increased by $161 thousand for the three months ended March 31, 2020 as compared to 2019 due to higher earnings and a reduction in some tax-advantaged investments. Our effective tax rate for the three months ended March 31, 2020 was 29.3% compared to 26.8% in 2019. The tax rate increase is due to a reduction in tax-advantaged investments.

Balance Sheet Growth

Total assets were $960.9 million at March 31, 2020, representing an increase of $15.7 million, or 1.7%, compared to $945.2 million at December 31, 2019. The increase was related to growth in the loan portfolio net of allowance of $21.1 million along with an increase of $6.7 million from the quarterly mark-to-market on client swaps, partially offset by a reduction in short-term investments and cash of $7.2 million and investments of $5.4 million. Total liabilities increased $14.0 million due to the increase in FHLB borrowings of $23.7 million along with an increase of $6.7 million from the quarterly mark-to-market on the correspondent bank swaps, partially offset by the decrease in deposits of $17.4 million.

Loans. Gross loans totaled $863.7 million at March 31, 2020, an increase of $21.6 million, or 2.6%, as compared to December 31, 2019. The Bank has been successful in growing commercial loans: C&I loans increased $7.8 million to $105.1 million; Construction loans increased $1.3 million to $139.3 million; and Commercial real estate loans decreased $1.5 million to $180.4 million. Residential mortgage loans increased $13.5 million to $401.8 million and home equity balances increased $763 thousand to $37.5 million at March 31, 2020.

Deposits. Deposits decreased $17.4 million to $735.0 million at March 31, 2020 compared to $752.5 million at December 31, 2019. Demand deposits and NOW accounts increased $17.4 million, or 9.7%, to $196.2 million as growth was realized in both retail and commercial accounts. Money market accounts decreased $24.3 million, or 8.7%, as depositors moved funds to more liquid alternatives in these uncertain markets. Certificates of deposit decreased $6.1 million, of which $3.0 million were higher-rate brokered accounts, to $210.6 million. Savings accounts decreased $4.5 million to $73.5 million.

Borrowings. Long-term debt and short-term borrowings, consisting entirely of advances from the Federal Home Loan Bank, increased $23.7 million to $117.9 million compared to $94.2 million at March 31, 2019, in order to support loan growth.

Stockholders’ Equity. Stockholders’ equity increased $1.7 million to $75.1 million, primarily due to retained earnings and the exercise of stock options, partially offset by a decrease in the fair values of available-for-sale securities and by dividends paid. At March 31, 2020, the Company’s ratio of stockholders’ equity-to-total assets was 7.82%, compared to 7.77% at December 31, 2019.

Pending Merger with Cambridge Bancorp

On December 5, 2019, Cambridge Bancorp (“Cambridge”) and the Company issued a joint press release announcing that Cambridge and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Cambridge, with Cambridge as the surviving entity (the “Merger”).  Under the terms of the Merger Agreement, stockholders of the Company will receive 0.580 shares of Cambridge common stock for each share of Wellesley common stock.  The shareholders of Wellesley and Cambridge both approved the merger at a special meeting held on March 12, 2020, and March 16, 2020, respectively. The transaction is subject to customary closing conditions and is expected to close during the second quarter of 2020.

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations.  The bank has six full-service banking offices in Wellesley, Newton, Needham, and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 108 years.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. The words or phrases “will likely result,” “are expected to,” “will continue,” ”intends,” ”believes,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, changes in legislation or accounting policies, fluctuations in interest rates, demand for loans in the Company’s market area, competition and information provided by third-party vendors and the matters described herein under “Item 1A. Risk Factors” that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect actual results include, but are not limited to, our ability to complete our previously announced business combination with Cambridge Bancorp, interest rate trends, the general economic climate in our market area, as well as nationwide, The COVID-19 (coronavirus) pandemic or the outbreak of other highly infectious or contagious diseases, our ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation and tax laws. Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Wellesley Bancorp, Inc. assumes no obligation to update any forward-looking statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:

Wellesley Bancorp, Inc.

Thomas J. Fontaine,

President and Chief Executive Officer

781-235-2550

The Company’s summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Statements of Net Income

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Interest and dividend income:
Interest and fees on loans and loans held for sale	$9,703	$8,727
Other interest and dividend income	398	703
Total interest and dividend income	10,101	9,430
Interest expense	2,861	2,999

Net interest income	7,240	6,431
Provision for loan losses	555	240

Net interest income, after provision for loan losses	6,685	6,191

Total non-interest income	1,056	682

Non-interest expenses:
Salaries and employee benefits	3,196	3,040
Occupancy and equipment	915	804
Data processing	302	297
FDIC insurance	180	135
Professional fees	498	190
Other general and administrative	472	629
Total non-interest expenses	5,563	5,095

Income before income taxes	2,178	1,778
Provision for income taxes	637	476

Net income	$1,541	$1,302

Other Data:
Return on average assets (1)	0.65%	0.59%
Return on average equity (1)	8.24%	7.94%
Net interest margin (1)	3.15%	3.02%
Earnings per common share:
Basic	$0.61	$0.54
Diluted	$0.60	$0.52
Weighted average shares outstanding:
Basic	2,510,907	2,431,324
Diluted	2,587,643	2,523,907
Stockholders’ equity to total assets at end of period	7.82%	7.37%
Book value per common share at end of period	$28.79	$26.47
Effective tax rate	29.25%	26.77%
Nonperforming loans to total loans at end of period	0.19%	0.14%

(1)	Three month period annualized

The Company’s summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$35,026	$42,194
Securities available for sale, at fair value	24,369	29,815
Federal Home Loan Bank of Boston stock, at cost	6,202	4,906
Loans held for sale	2,089	3,354

Loans	863,735	842,113
Less allowance for loan losses	(8,208)	(7,653)
Loans, net	855,527	834,460

Bank-owned life insurance	8,063	8,005
Operating lease, right-of-use asset	7,489	6,473
Premises and equipment, net	3,228	3,508
Other assets	18,922	12,503

Total assets	$960,915	$945,218

Liabilities and Stockholders’ Equity
Deposits:
Non-interest-bearing	$152,887	$139,969
Interest-bearing	582,139	612,498
Total Deposits	735,026	752,467

Short-term borrowings	45,000	20,000
Long-term debt	72,859	74,196
Subordinated debt	9,868	9,861
Lease liability	7,578	6,543
Accrued expenses and other liabilities	15,475	8,700
Total liabilities	885,806	871,767

Stockholders’ equity	75,109	73,451

Total liabilities and stockholders’ equity	$960,915	$945,218